Exhibit 99.1 NEWS ANNOUNCEMENT

Date:	October 25, 2006

Contact:	Susan Cooke

To:	News Media

Release Date:	Immediate

COASTAL FINANCIAL CORPORATION
ANNOUNCES EARNINGS FOR FISCAL 2006

Myrtle Beach, South Carolina, (October 25, 2006)…Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the year ended September 30, 2006.

Net income for fiscal 2006 was $19.0 million or $0.88 per share ($0.85 per share diluted), compared to $17.2 million or $0.81 per share ($0.76 per share diluted) for fiscal 2005. Diluted earnings per share increased 11.8% over the prior year. Net interest income after provision for loan losses increased to $53.2 million for fiscal 2006 from $47.1 million for the year ended September 30, 2005.

Net income for the fourth quarter of fiscal 2006 was $5.0 million or $0.23 per share ($0.22 per share diluted), as compared to $4.6 million or $0.22 per share ($0.20 per share diluted) for the fourth quarter of fiscal 2005. Diluted earnings per share increased 10.0% over the prior year period.

At September 30, 2006, non-performing assets to total assets were 0.21% as compared with 0.22% at September 30, 2005.

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, “We are very pleased with the performance of Coastal Financial Corporation for fiscal 2006, and particularly with our Return On Average Shareholders’ Equity of 18.6% for the twelve months ended September 30, 2006. This level of achievement ranks us among the top performing financial services companies in the nation and reflects well on our exceptional Associates, the strength of the local markets in which we operate and our focus on our QUEST FOR EXCELLENCE Business Model.”

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“Our operating performance for fiscal 2006 reflected healthy Community-based growth with Loans Receivable, Net, increasing by 15.7%, to $1.1 billion and Total Assets increasing by 7.5%, to $1.7 billion.

“During fiscal 2006, our stock price increased by 1.5%. Since becoming a publicly owned company in 1990, Coastal Financial Corporation’s stock price has grown at a compound annual rate of over 28%, taking our market capitalization from $4.9 million in October 1990, to $273.3 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990, would have grown to approximately $529,000 without regard to the reinvestment of cash dividends.”

“Shareholders’ equity increased from $97.2 million at September 30, 2005, to $112.8 million at September 30, 2006. Book value per share was $5.20 at September 30, 2006, compared to $4.54 per share at the end of fiscal 2005. Returns on average equity and average assets for fiscal 2006, were 18.55% and 1.18%, respectively, as compared to 18.75% and 1.20%, respectively, for fiscal 2005.”

“During the fourth quarter, we announced a 13.3% increase in third quarter earnings and a 10% stock dividend which was paid September 29, 2006 to Shareholders of record as of September 8, 2006. In addition, a $0.05 per share quarterly cash dividend was declared October 3, 2006 and is payable on November 3, 2006 to Shareholders of record as of October 20, 2006.

“Coastal Financial Corporation received continued national attention in the September 2006 edition of a U.S. Banker Magazine which, for the 7th consecutive year, ranked Coastal Financial the #1 Community Bank in the Carolinas. In this edition, U.S. Banker Magazine featured its Ranking of the Top 100 Publicly Traded Mid-Tier Banks. This Ranking featured Banks with assets between $1 and $10 billion, ranked by 3-year average Return On Average Equity. Coastal Financial Corporation was ranked 20th nationally in this listing.”

“Noteworthy also is opening of our newest branch offices which are located at the intersection of Hwy 544 and Singleton Ridge Road in Conway, South Carolina, and at Sayebrook West on Hwy 544 in Surfside Beach, South Carolina, and the recently released 2006 FDIC SUMMARY OF DEPOSITS REPORT, which, for the 6th consecutive year, ranked Coastal Federal Bank the leader in deposit market share for Horry County, South Carolina for the twelve months ended June 30, 2006. Coastal Federal Bank has enjoyed this top ranking for eight of the past eleven years. This report also showed that Coastal Federal Bank is ranked 3rd in deposit market share for Brunswick County, North Carolina.”

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“We believe these results clearly indicate the progress we made during the fourth quarter toward our Basic Corporate Objective of Maximizing the Value of Our Shareholders’ Investment and our Long-Term Goal of Being the Best Financial Services Company in our Marketplace,” concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with $1.7 billion in assets, is a federally chartered and FDIC insured Community bank with twenty four offices serving the Communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners, Inc. offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Capital Market under the symbol “CFCP.” For information, contact Raymond James Financial Services at 1-843-918-7600.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new Shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment and Direct Stock Purchase Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

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Investor Relations

Analysts, investors and others seeking financial information should contact:
Susan J. Cooke – Senior Vice President and Secretary Coastal Financial Corporation 2619 Oak Street Myrtle Beach, South Carolina 29577 (843) 205-2676

Forward Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond the Company’s control and which may cause its actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements speak only as of the date they are made. Such risks and uncertainties include, among other things:

•          Competitive pressures among depository and other financial institutions in the Company’s market areas may increase significantly.

•          Adverse changes in the economy or business conditions, either nationally or in the Company’s market areas, could increase credit-related losses and expenses and/or limit growth.

•          Increases in defaults by borrowers and other delinquencies could result in increases in the Company’s provision for losses on loans and related expenses.

•          The Company’s inability to manage growth effectively, including the successful expansion of the Company’s Customer support, administrative infrastructure and internal management systems, could adversely affect the Company’s results of operations and prospects.

•          Fluctuations in interest rates and market prices could reduce the Company’s net interest margin and asset valuations and increase expenses.

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•          The consequences of continued bank acquisitions and mergers in the Company’s market areas, resulting in fewer but much larger and financially stronger competitors, could increase competition for financial services to the Company’s detriment.

•          The Company’s continued growth will depend in part on its ability to enter new markets successfully and capitalize on other growth opportunities.

•          Changes in legislative or regulatory requirements, or actions by the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board (“FASB”), or the Public Company Accounting Oversight Board, applicable to the Company and its subsidiaries could increase costs, limit certain operations and adversely affect results of operations.

•          Changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations may increase the Company’s tax expense or adversely affect its Customers’ businesses.

•          Company initiatives now in place or introduced in the future, not producing results consistent with historic growth rates or results which justify their costs.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements in this news release. Except as may be required by applicable law or regulation, the Company undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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COASTAL FINANCIAL CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited — Dollars in Thousands Except Per Share Data)

	Three Months Ended			Twelve Months Ended
	Sept. 30, 2006	Sept. 30, 2005	Percentage Change	Sept. 30, 2006	Sept. 30, 2005	Percentage Change
Interest Income	$26,906	$21,363	25.95%	$99,653	$78,558	26.85%
Interest Expense	12,680	8,452	50.02%	45,073	29,730	51.61%

Net Interest Income	14,226	12,911	10.18%	54,580	48,828	11.78%

Provision for Loan Losses	225	172	30.81%	1,385	1,697	-18.38%

Net Interest Income After
Provision for Loan Losses	14,001	12,739	9.91%	53,195	47,131	12.87%

Other Income*	4,604	3,320	38.68%	17,065	12,524	36.26%

General & Administrative
Expenses	10,896	8,999	21.08%	41,058	33,519	22.49%

Earnings Before Taxes	7,709	7,060	9.19%	29,202	26,136	11.73%

Income Taxes	2,733	2,442	11.92%	10,201	8,982	13.57%

Net Income	$4,976	$4,618	7.75%	$19,001	$17,154	10.77%

Earnings Per Common Share

Basic	$0.23	$0.22	4.54%	$0.88	$0.81	8.64%

Diluted	$0.22	$0.20	10.00%	$0.85	$0.76	11.84%

Average Common Shares Outstanding
Basic (in thousands)	21,662	21,391	1.27%	21,509	21,274	1.10%

Average Common Shares Outstanding
Diluted (in thousands)	22,477	22,566	-0.39%	22,406	22,465	-0.26%

Net Interest Margin	3.74%	3.75%	-0.27%	3.67%	3.70%	-0.81%

Return on Average Assets	1.21%	1.22%	-0.82%	1.18%	1.20%	-1.67%

Return on Average Equity	18.48%	19.14%	-3.45%	18.55%	18.75%	-1.07%

* (Gains)/losses on sales of securities of ($62,000) and $397,000 are included in other income for the quarter and twelve months ended September 30, 2006, respectively. For the quarter and twelve months ended September 30, 2005, losses were $604,000 and $325,000, respectively.

COASTAL FINANCIAL CORPORATION CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited — Dollars in Thousands Except Per Share Data) (CONTINUED)

	At Sept. 30, 2006	At June 30, 2006	At Sept. 30, 2005	Percentage Change from September 30, 2005

Total Assets	$1,659,475	$1,624,081	$1,543,459	7.52%

Loans Receivable, Net	$1,090,084	$1,053,077	$942,381	15.67%

Customer Deposits (1)	$909,788	$927,071	$901,013	0.97%

Shareholders’ Equity	$112,824	$102,577	$97,221	16.05%

Non-Performing Assets
to Total Assets (2)	0.21%	0.12%	0.22%	-4.54%

Allowance for Loan Losses as a
Percentage of Net Loans	1.17%	1.19%	1.25%	-6.40%

Tangible Book Value
Per Share	$5.20	$4.74	$4.54	14.54%

	At or for the Three Months Ended Sept. 30, 2006	At or for the Three Months Ended Sept. 30, 2005	Percentage Change
Credit Quality:
Non-Performing Loans	$ 2,990	$ 2,641	13.21%
Non-Performing Loans as a % of Loans	0.27%	0.28%	-3.57%
Allowance for Loan Losses as a % of
Non-Performing Loans	425.67%	444.79%	-4.30%
Non-Performing Assets (2)	$ 3,561	$ 3,459	2.95%
Non-Performing Assets as a % of Loans
and Foreclosed Property	0.33%	0.37%	-10.81%
Net Loan Charge-Offs
as a % of Average Loans (Annualized)	0.02%	0.12%	-83.33%

Stock Performance
At quarter end:
Market Price Per Share of Common Stock	$ 12.60	$ 12.41	1.53%
Indicated Annual Dividend (3)	$ 0.20	$ 0.18	11.11%
Dividend Yield	1.59%	1.47%	8.16%
Price/Book Ratio	242.00%	273.00%	-11.36%
Market Capitalization	$ 273,250	$ 265,309	2.99%

(1)   Customer Deposits exclude brokered deposits. Brokered deposits were $153,317, $135,177 and $169,905 at September 30, 2006, June 30, 2006 and September 30, 2005, respectively.

(2)   Non-performing assets consist of non-accrual loans 90 days or more past due and real estate owned.

(3)   On October 3, 2006, the Company announced a five cents per share dividend on the Company’s common stock. The cash dividend will be payable November 3, 2006 to Shareholders of record as of October 20, 2006.